EXHIBIT 99.2

Sport Chalet Inc.
Third Quarter Fiscal 2006 Conference Call
Moderator: Leigh Parish
February 7, 2006
5:00 P.M. EST

OPERATOR: Good afternoon, ladies and gentlemen and welcome to Sport Chalet’s third quarter fiscal 2006 earnings conference call. At this time, all participants are in the listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require assistance during the call, please press the star, zero on your touchtone phone. As a reminder, ladies and gentlemen, this conference is being recorded today November 8th, 2005, and it may not be reproduced in whole or in part without the permission of the company.

I would now like to introduce Leigh Parrish of Financial Dynamics. Please go ahead.

LEIGH PARRISH, FINANCIAL DYNAMICS: Thank you. Good afternoon, everyone, and thanks for joining us today. If you haven't received a copy of Sport Chalet's press release, feel free to call us at 212-850-5600 and we can have a copy sent to you.

Before we begin, I'd like to make a brief statement regarding forward-looking remarks that you may hear today on the call. Except for historical information, the statements made on this conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the company's specific market areas; inflation; the challenge of implementing the company's expansion plans and maintaining its competitive position; changes in cost of goods and services; the weather; and economic conditions in general and in specific market areas. These and other risks are more fully described in the company's filings with the SEC.

With that out of the way, I'd now like to turn the call over to Mr. Craig Levra, Chairman and CEO of Sport Chalet. Craig?

CRAIG LEVRA, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, SPORT CHALET, INC.: Thanks very much, Leigh, and good afternoon, everyone. And thank you for joining us today. On the call with me today is Howard Kaminsky, our Chief Financial Officer, along with Steve Teng, our Financial Analyst. Following my remarks, Howard will review our financial results for the quarter and nine-month period. After our formal comments, we will both be available for any questions you might have.

We are pleased with our results in the third quarter. Although our net income was down slightly for the quarter compared to last year, we are beginning to see benefits from our overall strategy of being less weather and geography dependent, despite a challenging comparison to last year's all-time record third quarter.

We continued to push forward on a number of initiatives and maintained our momentum from the first half of the fiscal year. I'd like to touch briefly on a few things with regard to our performance for the quarter.

First, we continued to see some high points within our same-store sales. The snowfall in California in 2004 was heavy and it came very early within the snowboard and ski season, which created strong demand for winter merchandise in months where we don't usually benefit from outside factors such as weather.

This did not occur in 2005. However, we did a great job in December capitalizing on the holiday business. While we don't normally discuss same-store sales on a monthly basis, I think it's worth noting in this instance that in December this year, our stores posted a 4.7% same-store sales increase on top of a 3.3% same-store sales increase last year. Also very encouraging, our same-store sales for the quarter, excluding winter merchandise, increased 3.0% on top of a 3.4% increase in the third quarter of fiscal 2005.

Second, as you know, our growth strategy includes store expansion not only in our core southern California market, but also into new markets. Opening new stores obviously contributes to our top-line growth, and our expansion into new markets also allows us to mitigate some outside factors such as weather, which may impact a particular region. Our current store base now extends into northern California, as well as Nevada and Arizona.

Four years ago, when we had no stores outside of southern California, a winter like the one we experienced this quarter would have had a much more serious impact on both our sales and earnings results.

Turning to some of our specific activities or accomplishments from the third quarter, we opened three new stores in Arizona, which brought Sport Chalet into its third state and further strengthened our market presence in the Southwest. Our team did a fantastic job in coordinating the grand openings, which occurred on the same day in three different areas of the region.

We experienced very strong results from the grand opening celebrations, and we are encouraged by the customer feedback we have received to date. Since the stores opened in November, our average ticket at these stores has been higher than the chain average, and our key merchandise categories are performing well.

Our performance has been in line with our expectations and overall, we are very happy with our start in this new market. We have already generated a solid customer base and remain very optimistic about additional growth opportunities in this region. We continued to push forward on our Foothill Ranch store in southern California during the quarter. We had originally planned for this store to open during the third quarter, but due to external factors outside of our control, we just opened the store earlier this week.

The store, which is located in the Foothill Ranch Town Center, off the 241 corridor in south Orange County, is Sport Chalet's 40th store. In addition to new store openings, we continue to focus on our in-store and customer initiatives. To best serve our customers and operate more efficiently, we are always evaluating our merchandising mix and making sure the breadth of brands is at an optimal level. Equally important are the value-added services we offer our customers, and we maintained our emphasis on developing these services in the third quarter.

For example, we introduced car rack installation in a few of our stores and are in the process of rolling it out to all of our stores. These value-added service programs, combined with the ongoing training we provide for all of our sales associates, allow us to provide our customers with a unique shopping experience that is further enhanced by our expert employees and outstanding customer service.

We also continue to make progress in our systems initiatives. A big step for us on that front was our recent implementation of a new merchandising system called Marketmax. We are continually looking for new products and brands that will add excitement to our mix and optimize our assortments across all categories of merchandise. We are very excited to be working with Marketmax, which is allowing us to plan more effectively and will ensure that we have the best possible quantity of merchandise in each of our stores.

Additionally, our utilization of this system helps us better understand and monitor our customers' purchasing patterns via individual SKU. While significant learning and optimization of the program still lies ahead, we are confident that this system will help drive our sales going forward, as well as reduce our level of markdowns.

To enhance our customer service, we began piloting a new customer relationship management program, or CRM, in Las Vegas and San Diego, which we named the Sport Chalet Action Pass. In line with benefits of other retailers' CRM programs, by signing up for the Sport Chalet Action Pass, our customers will get sneak previews of new products, as well as gain access to special products or services available only to Action Pass members.

At the same time, the program allows us to better understand customer behavior, and going forward will enable us to be more proactive in meeting our customers' needs. In the first few days of introducing the program, we had over 1,000 customers sign up, and that is with having the program in only five stores. We hope to grow that number significantly, and we'll closely monitor our progress as we roll out the program into additional stores and regions.

We value the strength of our employees across our organization and make a point of recognizing great work and dedication. We announced today four members of management whom we have promoted in recognition of their expertise and contributions to the company, and to support our growth plans. We want to congratulate Steve Belardi, our Vice President of Logistics, Jason Gautereaux, our Vice President of Inventory Management, Ted Jackson, our Vice President of Information Technology and Chief Information Officer, and Linda Obermeyer, our Vice President of Merchandising.

To summarize, we remain focused on a disciplined expansion of our business, as well as in-store systems and customer initiatives aimed at strengthening the company. We are pleased with our third quarter results, as well as with our 10% sales growth and 12% earnings increase year to date, excluding the effects of the recapitalization.

Our results are a reflection of the hard work and dedication of our employees, our unique store concept and our ability to meet the needs of our customers. We continue to make strides in our store expansion plans. As I noted earlier, we just opened our Foothill Ranch store earlier this week. Next, we anticipate opening a new store in Thousand Oaks, California, this Spring. Our fiscal 2007 plans continue to call for the opening of four to eight new stores, and long term, we remain committed to expanding our presence in both existing and new markets.

Overall, we are on track to achieve our long-term goals and maximize shareholder value. Now I'll turn the call over to Howard for a review of our financial results. Howard?

HOWARD KAMINSKY, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, SPORT CHALET INC.: Thanks, Craig, and good afternoon, everyone. As Craig noted, we're pleased with our overall performance for the quarter and the nine-month period ended December 31, 2005. Same-store sales for the third quarter of fiscal 2006 decreased 1.8% from the same period last year. The decline is due to colder weather early in the quarter last year that led to increased demand for winter apparel and equipment. Excluding sales of winter-related merchandise, same-store sales increased 3.0% in the third quarter compared to the same period last year.

Total sales for the third quarter were $99.7 million, compared to total sales of $96.1 million in the third quarter of fiscal 2005, for a 3.7% gain. We've opened six new stores since the third quarter last year, which contributed $5.4 million, or 5.5%, of the increase in sales.

In relation to our sales for the quarter, I'd also like to note that we'd expected our Foothill Ranch store to open in the third quarter. Additionally, our Beverly Hills store has been operating in a shopping center which is going through a significant changeover in tenants and had major construction, interfering with customer access.

For the first nine months of fiscal 2006, same-store sales increased 1.3%. Total sales increased to $253.5 million, up 10.1% from $230.3 million in the same period of fiscal 2005. Eight new stores contributed $20.1 million, or 8.1%, of the increase.

Gross margin in the third quarter decreased 60 basis points to 31.9% compared to 32.5% in the third quarter of fiscal 2005, primarily reflecting higher rent expense for our new stores. For the nine months of 2006, gross margin was 31.2%, an increase of 20 basis points over the 31.0% we recorded in the comparable period of fiscal 2005.

The increase is largely due to more favorable assortments and improvement in shrink. For the quarter, total SG&A as a percent of sales was 26.5%, compared to 25.9% in the same period of fiscal 2005, a 150 basis point increase that was due to increased advertising costs associated with the holiday season, as well as promotional activity surrounding the opening of our Arizona stores.

For the first nine months, SG&A as a percent of sales was 30.5%. Excluding the $7.8 million charge relating to the recapitalization, which we completed in the second quarter, SG&A as a percent of sales was 27.1%, compared to 26.9% for the nine months of fiscal 2005.

We reported net income of $3 million, or $0.22 per diluted share, for the third quarter, compared to $3.7 million, or $0.26 per diluted share, in the comparable period last year. For the first nine months of fiscal 2006, the company reported a net loss of $1.7 million, or $0.13 per diluted share, which included the recapitalization charge of $7.8 million.

Excluding this charge, our net income for the first nine months increased 12.2% to $6.1 million, or $0.44 per diluted share, compared to net income of $5.4 million, or $0.38, in the comparable period last year. As we have said previously, looking at our bottom line with the effect of the recapitalization, our earnings per share for the two classes of common stock, Sport Chalet Class A and Sport Chalet Class B, are the same. Through research we had conducted prior to the recapitalization, we found that similar dual-class stock structures typically traded within a narrow range of each other, and we're pleased to see that our Class A and Class B shares are currently trading within a narrow range as well. Economically, the shares are the same.

With regard to our balance sheet, we have continued to efficiently manage our cash position and again ended the quarter with zero debt. We are pleased to have continued to implement our store growth plans, while maintaining zero debt.

Turning to our outlook for the balance of the year, although we are up against another tough comparable period in the fourth quarter, we anticipate continuing our strong operating performance to close out the fiscal year. We are still up against the record snowfall we experienced last winter. However, the expansion of our store base has mitigated some of that challenge. We have already opened our Foothill Ranch store this week, as Craig mentioned, and hope to maintain the positive momentum we have generated in the first nine months of the fiscal year.

That concludes our formal remarks for today. We'll now open up the call in the event you have any questions.

Operator?

OPERATOR: Ladies and gentlemen, at this time we will open up the call with a question and answer session. Please press star, one on your touchtone phone if you would like to ask a question. Once again, that is star, one.

Our first question is coming from Rick Nelson of Stephens, Inc.

RICK NELSON, STEPHENS, INC: Thank you, and good afternoon.

CRAIG LEVRA: Hello, Rick.

RICK NELSON: Craig, can you talk about the promotional environment? I know you mentioned you stepped up advertising this quarter. Was that all attributable to the Arizona store, or is the overall environment more intensely promotional?

CRAIG LEVRA: That's a great question. Arizona certainly had some expenses, as you know, going into a new market. It's not an inexpensive market to advertise in, but we also had a plan to take advantage of the holiday selling season this year and a plan for an increase in advertising expenditures. Again, I think our team did a great job, because we had no help externally at all in southern California and still delivered a very solid December.

RICK NELSON: How do you see the promotional environment shaking out, as we move forward with a more highly leveraged Sports Authority, for example?

CRAIG LEVRA: Yes, it's really tough to try to guess what's going on from that standpoint, and certainly I'm not in a position to be able to do that. Our business model calls for us to bring product to market first. We want the best in technology. We want the best in assortments. We want the latest merchandise that's available. Our customers really demand that, so in some sense that doesn't lead to operating as a highly promotional retailer. Therefore, we don't. For us, it's all about the mix, customer service and the great brands that we have on the shelf.

RICK NELSON: You achieved admirable sales growth outside of the winter category, especially in December. What are the categories that are driving the growth rate?

CRAIG LEVRA: During the quarter overall we were very happy with our apparel business, other than snow apparel, which was somewhat tough to anniversary. Golf, mountain shop, camping areas and general athletics were also strong categories for us for the quarter.
No, we don’t provide any guidance.

RICK NELSON: Is fitness an area of strength or weakness right now?

CRAIG LEVRA: I would say fitness is a neutral category. It's certainly seen some improvement over the last few weeks. As you know, customers in this part of the world like to be in shape, so there's always a good demand for fitness product, and the challenge is to have exactly the right product on the shelf when the customers are looking for it.

RICK NELSON: And UnderArmour, any comments? I realize you're not as exposed there as some of the other peers.

CRIAG LEVRA: UnderArmour as a brand performed well for us, again, because we do so little in private label. Our customers really expect the best brands to be in stock at all times, and we maximized the opportunities to sell UnderArmour. I know we continue to grow their cold-weather business, believe it or not, even though we didn't have a lot of cold weather. So that part of their product mix continues to do well in our stores.

RICK NELSON: And how about the Olympics, Craig? Do you think that is positive for your business?

CRAIG LEVRA: Any time, Rick, you can turn on the television and watch athletes participating in sports and in sports that we offer our customers, it's certainly not a negative. It's not going to be the same as it was four years ago when the Winter Olympics were in Park City, Utah. But certainly the interest is there and those spectators who enjoy watching winter sports have a great vehicle. It's the ultimate reality TV show, if you will. Somebody wins, somebody finishes second, somebody finishes third, and then there's a whole lot of people out of the money.

RICK NELSON: Right. Another question if I could. Inventories I see are up 17.0% above the growth rate in sales and cost of goods sold. How do you feel about the content there?

CRAIG LEVRA: Our average store inventory, Rick, was up about 8.4% at the close of the quarter. Part of that's due to funding some areas that are showing good trends on sales growth, and some of it's a result of some areas that obviously didn't have great results in sales. For those areas that did meet expectations, our teams are working very hard to reduce those inventory levels and get them back in line over the next two quarters.

RICK NELSON: And lastly, if I could, sales productivity of your non-comp stores, if you could comment there.

CRAIG LEVRA: Our average ticket sales in Arizona are higher than the chain average, and our northern California stores are putting up some very strong comps. So we're very excited, obviously, about both markets.

RICK NELSON: Great. Thank you.

CRAIG LEVRA: Thank you, Rick.

OPERATOR: Thank you. Our next question is coming from James Ragan from Crowell Weedon.

JAMES RAGAN, CROWELL WEEDON: Yes, hello. Craig. You had talked about the Sport Chalet Action Pass. I was wondering if you could just talk a little bit more about that. Are there any financial rewards attached to that for the customer, and then what do you hope to drive with that Action Pass over time?

CRAIG LEVRA: The Action Pass, again, we're launching in five locations as a pilot to make sure that we're thinking about the program correctly and our customers respond to it. There is an introductory offer where if a customer signs up and gives us all of his information, they'll receive a $10 gift card for every 150 points earned. A point is basically earned when you spend a dollar.

What we see this migrating towards, though, James, is the ability again to really launch special events, experiences, new product introductions. As you know, because we want to be the first with technology in sports product, whether it's equipment or apparel or footwear, oftentimes vendors only make a certain quantity and that's all that's available. So what we hope to be able to do with the Action Pass is let our very best customers know when this product is coming out, and ultimately reserve that item for them, so that they can be the first to get access to new products and certainly be the first to be notified about special events.

We also see it as a great driver to really reinforce all the value-added service we offer at Sport Chalet, whether it's rentals and repairs or racket stringing or the free golf lesson program we have. We've got a wonderful program called Alpine Training Services, which allows our customers to sign up for courses in the great outdoors to study canyoneering or backpacking or rock climbing or kayaking. This is going to be a great way for us to communicate with our best customers, and that's really what we're most excited about.

We know we've got a loyal base of customers there, and now we're going to speak to them more clearly on a one-to-one basis.

JAMES RAGAN: Yes, it sounds like a great idea. Also, do you expect that it will lead to somehow revamping the website, or some other Web access for those customers?

CRAIG LEVRA: Oh, I don't think there's any question. What we're really looking forward to getting is more feedback from our customers. You know, we have our customer comment cards in our stores, and I read every one of them at night. It's the last thing I do before I go home if I'm in town, and this is just going to be a different way to get feedback. Really what we're going got find out is how people really behave in our stores. Every retailer makes a lot of assumptions about customer behavior, and at the end of the day all you can do is look at the cash register tape, so to speak.

In this sense, we're going to be able to really drill down and understand if we've got categories aligned correctly within our stores, if we're marketing our merchandise and our value-added services correctly, if our customers are responding appropriately. We're going to better understand, is there brand loyalty, manufacturer brand loyalty, across multiple categories of merchandise.

And so it's going to be a great learning tool for our entire company, and everybody in our company is excited about all the information we're going to get about how our customers behave. Ultimately, of course, we hope to be able to influence that behavior somewhat and influence it in a way that is beneficial to Sport Chalet.

JAMES RAGAN: Okay, great, and I'll switch over to the winter business. I think you're right in saying that a few years ago the weak winter here in southern California would have really been a lot worse, because it has been a very poor winter, certainly in the local mountains here in southern California.

Can you talk about it? Are you willing to say how large a percentage of sales, roughly, that core winter business is in the third quarter, and then what it might be for the full year?

CRAIG LEVRA: We don't really give up statistics like that. Just suffice to say, I know you're from southern California, so you're aware of it. We had snow October 1 last year in the local mountains and we were off to the races, and of course other than, I think, New Year's Day or the day before, we haven't had any since. They've been blowing a little bit of snow. So it's been totally different.

Again, what's exciting for us is the fact that with our stores in a more geographically diverse footprint now compared to four years ago, we're able to move some product around. We're able to take advantage of where the winter happens so we can maximize that, and four years ago we couldn't. We were stuck.

So, from that standpoint, it's a very positive thing and we continue to work hard to grow our non-winter business. I want to make this point very clear, we're not growing our non-winter businesses at the expense of winter business. We absolutely love the winter business. We want to be in it and we want to be in it the right way and that's with Wintersteiger repair and tune-up machines in every store and all the rental inventory we offer and all those sorts of things.

But we certainly want to understand how to continue to manage it correctly, take advantage of the highs when they're there, minimize the lows when that happens to occur and do an even better job going into next year. Again, that's what Marketmax is going to help us so much, and actually already has from a planning standpoint of really understanding how each individual store behaves in relation to winter and in relation to ski versus snowboard, for example, within our winter categories. Very powerful information.

JAMES RAGAN: Okay, great, and then the final thing I just have is regarding the Arizona stores. Can you talk about what type of advertising you're doing there? Are you doing radio yet, in addition to some of the print and mailings? And then also in your store plans for fiscal '07, is there intent to open more stores in Arizona?

CRAIG LEVRA: We've not announced all of our stores yet from a site-specific standpoint for this next fiscal year. In Arizona, we are on a consistent advertising pattern that we exhibit in southern California, northern California and Nevada and have done some grassroots marketing there. In fact, we started the work about 90 days before we ever got to the market with Sport Chalet team sales, along with some individual contact with schools and leagues, so we've got to work hard.

There's a lot of entrenched competitors there that have been there for many, many years. We're the new kids on the block, so to speak. That means we've got to out-hustle the other group and work harder and have better stores and better customer service. From a radio standpoint, we have done some work in radio in the Arizona marketplace. It's certainly a great sports town, as you know - or great sport state, I should say - with the Grand Canyon and the skiing north of Flagstaff and certainly the lakes and all the recreational opportunities, as well as some pretty good sports teams at the collegiate and professional level.

JAMES RAGAN: Okay, great. Thank you.

CRAIG LEVRA: Thank you.

OPERATOR: Thank you. Our next question is coming from Joe Blanding from Wedbush Morgan Securities.

JOE BLANDING, WEDBUSH MORGAN SECURITIES: Hi. How are you doing, guys?

CRAIG LEVRA: Hello, Joe.

JOE BLANDING: Just a couple of quick questions. Your inventory is up 17.0% on the 4.0% increase in sales for the quarter. Is that going to pose some markdown risk for the fourth quarter?

HOWARD KAMINSKY: This is Howard. No, we feel like we've got it under control. We ended the quarter with a little more than we wanted in a couple of areas. The other areas deserve what they've got, so it will take a little while to go through some of those items, but they are not going to need significant markdown.

JOE BLANDING: Okay, and then as far as Q4 goes, is it as dependent on winter, or is it comparable to the third quarter as far as winter merchandise sales as a percent of total sales?

HOWARD KAMINSKY: Historically, it's been more dependent on winter.

JOE BLANDING: Okay.

HOWARD KAMINSKY: It does not have the holiday period in there, so yes, it is dependent.

JOE BLANDING: Okay. Any comments on Q4 trends to date, being that you're almost halfway through the quarter?

CRAIG LEVRA: It's probably a little too early to comment. We've still got 57 good days ahead of us in the quarter.

JOE BLANDING: Okay.

CRAIG LEVRA: And we're working real hard to achieve all of our objectives, I can assure you.

JOE BLANDING: Okay, and then jumping back to the third quarter, the higher advertising, was that mostly attributable to going into the new market of Arizona?

CRAIG LEVRA: It's about a 50-50 push.

JOE BLANDING: Okay.

CRAIG LEVRA: We launched a new television campaign this fall that we thought was very effective for us and branding Sport Chalet as a resource for the best product and customer service and value-added services. Again, that's why we wanted to pull out our December results and speak to the fact that while we had no help externally whatsoever, we created a very strong comp December on top of a strong comp December the year prior.

JOE BLANDING: Right, right.

CRAIG LEVRA: We're pretty enthused about that.

JOE BLANDING: And then, lastly, the occupancy on the Arizona location, are they higher than your typical California openings? Is that why you had some delevers there in the gross margin?

HOWARD KAMINSKY: They're not higher. Some of what we're experiencing is the lease accounting rules where we take possession earlier than we may have in the past. The Foothill Ranch store that's opening later than expected actually had rent expense in the prior quarter.

JOE BLANDING: Okay.

HOWARD KAMINSKY: And Thousand Oaks is also under construction and has some rent expense.

JOE BLANDING: Okay, makes sense. Okay, thanks a lot, guys.

OPERATOR: Our next question is coming from Vincent Staunton from Wedbush Incorporated.

VINCENT STAUNTON, WEDBUSH MORGAN SECURITIES: Hi, both of my questions were already asked. Thank you.

CRAIG LEVRA: Thank you.

OPERATOR: Thank you. It appears there are no more questions at this time. Mr. Levra, please continue with any closing remarks.

CRAIG LEVRA: Thank you very much. We'd just like to thank all of you again for joining us today. If you have any follow-up questions, you should feel free to contact Steve, Howard or myself, and we hope all of you have a great afternoon. Thanks very much, everyone, and goodbye.

OPERATOR: This concludes today's conference call. Thank you for your participation.

END